Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra NovickDirector
of Marketing(631)
537-1001, ext. 263

Christopher Becker is NamedChief
Operating Officer of the Bridgehampton National Bank

(Bridgehampton, NY, February 10, 2003; The Bridgehampton National Bank [the "Bank"] is wholly owned by Bridge Bancorp, Inc. [the "Company"] [NASDAQ/OTC: BDGE]) Thomas J. Tobin, President and Chief Executive Officer, The Bridgehampton National Bank, has announced the appointment of Christopher Becker to Chief Operating Officer.

“It is with considerable pride that I announce that the Board of Directors has named Christopher Becker Chief Operating Officer of The Bridgehampton National Bank, in addition to his official position of Executive Vice President.” Tom Tobin stated. “Throughout his 16-year career at BNB, Chris has built an impressive record of accomplishments. He has taken on, with confidence, the many challenges of our dynamic, financial services company.”

Mr. Tobin continued, “Chris has been recognized, both within the Bank and in the community, for his leadership qualities. His intelligent and discerning approach serves our company well. Chris has in-depth knowledge and understanding of the financial services industry coupled with a strong ability to recognize, project and capitalize on opportunities in the marketplace.

“Further, Chris’ thorough knowledge of the East End adds to his ability to focus on the planning and implementation of successful strategic corporate initiatives. We are indeed fortunate to have him serve as Executive Vice President and Chief Operating Officer of our company.”

-more-

As Executive Vice President and Chief Operating Officer, Christopher Becker is responsible for the integration and synergy of all senior management teams. Reporting to Mr. Tobin, the development and implementation of the company’s strategic initiatives are directed by Mr.

Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra NovickDirector
of Marketing(631)
537-1001, ext. 263

Becker.     His oversight continues to include: day to day management of the company, financial services, investments, information systems, credit administration, sales, marketing, community reinvestment, accounting, and human resources. Mr. Becker maintains a leadership role in new market and business line expansion.

Mr. Becker began his career with The Bridgehampton National Bank in 1987 while still attending Long Island University at Southampton College. Upon graduation he began working for the bank full time in the comptroller’s department. He advanced through the department until being named Vice President and Comptroller in 1993. Mr. Becker was promoted to Senior Vice President and Chief Financial Officer in 1997. In 1999 Mr. Becker was appointed Executive Vice President.

Mr. Becker holds a B.S. in Business Administration and Accounting. He is a 1988 Graduate of the New York State Bankers Association Management School for Career Development; he has completed the Independent Bankers Association of America’s School of Community Bank Investments; and is a 1995 graduate of the American Bankers Association Stonier Graduate School of Banking.

In addition to Mr. Becker’s position of Executive Vice President and Chief Operating Officer, he also serves as Secretary of Bridge Bancorp, Inc., the holding company of The Bridgehampton National Bank. He is on the Board of Directors of Bridgehampton Community Inc., a real estate investment trust owned by the bank. Mr. Becker is on the Board of Directors of Southampton Hospital, and has served on various other volunteer community boards including the East Hampton Village Comprehensive Plan Citizens Advisory Committee, the business sub- committee for the Town of East Hampton, and the Town of East Hampton’s Industrial Park Committee.

Mr. Becker was born, raised, and has lived his entire life on the eastern end of Long Island. He currently resides in East Hampton with his wife Bethany, and has an 8 year old daughter named Sarah.